Exhibit 10.3

To:         Alan King

From:         Ron Clarke

Date:         May 23, 2022

Subject:     Your Compensation

Alan, we’re pleased to provide you with a review of your 2022 Compensation.

1.Performance-Based Stock Option Grant. In October 2021, the Compensation Committee provided you with a one-time, outsized grant of 30,000 performance-based stock options. This grant could allow you to make an incremental $5M. You and I will work together to determine the 3-year performance criteria. The options will be dependent on you achieving the criteria we establish and you must be employed at the time of vest. Vesting is 3-year cliff and based on 2022, 2023 and 2024 performance.

2. 2022 Go-Forward Compensation: Your 2022 Compensation will be as follows.

a.2022 Cash. Your cash compensation for 2022 will be:

i.Base Salary: Your 2022 base salary will increase to $450,000 USD annualized.

ii.Bonus: Your 2022 bonus target will remain at 75% of your base salary or $337,500. We will formalize your 2022 PBOs over the next month.

iii.EPS Grant: For 2022, you have been awarded 1,486 restricted shares ($335,000 in grant date value). These shares will vest one year from the date of grant, if we achieve a specific 2022 Cash EPS Target (macro-adjusted and as revised for the pro-forma impact of acquisitions). We will formalize the target over the next few weeks.

b.2022 New Equity Grants. The Compensation Committee approved an increase in your annual performance-based restricted stock grant and your annual stock option grant. You have been awarded three new equity grants as follows:

i.Performance-Based Restricted Stock: You were granted 5,323 new performance-based restricted shares ($1,200,000 in GDV) which have a one-year performance period and a three-year vest, upon achievement of a specific 2022 macro-adjusted net revenue. We will work together to formalize the target over the next few weeks. Assuming performance, your shares will vest in equal increments in early 2023, 2024 and 2025 (assuming continued employment). If you do not achieve the target, all shares will be forfeited.

ii.Stock Option Grant: You were also granted 18,352 new stock options with an exercise price of $225.45 ($1,200,000 in GDV). These shares will time vest evenly over 4 years. You must be employed in order for the shares to vest.

iii.Retention Stock Option Grant. We recognize the stock price has been challenged over the last several years and that you forfeited compensation in 2020, therefore, the Compensation Committee agreed to grant you an additional 18,352 new stock options with an exercise price of $225.45 ($1,200,000 in GDV). This is a one-time grant. These shares will time vest evenly over 4 years. You must be employed in order for the shares to vest.

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